EXHIBIT 23.1

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We hereby consent to the use in the Prospectus constituting part of this Amendment No. 1 to Registration Statement on Form S-2 of our report dated November 4, 1996, except as to Note 18, which is as of November 15, 1996, relating to the financial statements of BankUnited Financial Corporation, and our report dated August 12, 1996 relating to the financial statements of Suncoast Savings and Loan Association, FSA, which reports are included in the appendices to such Prospectus. We also consent to the reference to us under the heading "Experts" in such Prospectus.




/s/ PRICE WATERHOUSE LLP
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Price Waterhouse LLP
Miami, Florida
May 30, 1997